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                                                                   Exhibit 10.12





                          DATED AS OF ________ __, ____

                         HUTTIG BUILDING PRODUCTS, INC.



                          ____________________________

                          FORM OF EMPLOYMENT AGREEMENT
                          ____________________________




                                       OF

                                   [EXECUTIVE]





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THIS AGREEMENT is made as of the __ day of ________, ____.

BETWEEN:

         Huttig Building Products, Inc., a Delaware corporation (the "Company"), and [EXECUTIVE], whose residence is [insert residence address], (the "Executive").

         WHEREAS the Company desires to employ, or to continue to employ, as the case may be, the services of the Executive in connection with the conduct of the Company's business; and

         WHEREAS, the Executive desires to be employed, or to continue to be employed, by the Company, as the case may be; and

         WHEREAS the Executive recognizes and acknowledges that the Executive's position with the Company has provided or will provide the Executive with access to the Company's customers and/or its confidential and proprietary business information.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree, as follows:

1. EMPLOYMENT The Company shall employ the Executive, and the Executive shall serve the Company in the capacity and on the terms specified in this Agreement.


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2.       PERIOD

         (A) This Agreement shall commence on the date hereof and, subject to the other provisions hereof, shall continue unless and until terminated in accordance with the following:

                  (i) by the Company giving to the Executive prior written notice as required in Schedule "B" (the "Schedule B Notice Period"); provided, however, the Company may treat the employment of the Executive as terminated at any time simultaneously with or after receipt of such written notice, subject to the Company's continued obligations pursuant to Paragraph 9(A);

                  (ii) by the Executive giving to the Company not less than one (1) month's prior written notice (the "One
                           (1)-Month Notice Period"); provided, however, the Company may treat the employment of the Executive as terminated at any time after receipt of such written notice. Such election to terminate by the Company shall also terminate the rights of the Executive to payments pursuant to Paragraph 9(A) for the One
                           (1)-Month Notice Period or severance elections related thereto;

                  (iii) without notice on the Executive's sixty-fifth birthday; or

                  (iv) by the Company or Executive in accordance with Paragraphs 8(D) or 9(B).

         (B) The Executive's continuous period of employment by the Company shall be deemed to have commenced on [insert date of first employment by Rugby or Huttig, as the case may be].




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3.       DUTIES AND PERFORMANCE

         During the continuance of this Agreement, the Executive:

         (A) shall serve the Company in the position identified in Schedule "C" attached hereto (or in such capacity as may from time to time be designated in writing, substituted and attached hereto as Schedule "C") and shall perform and render such duties and services as are customarily performed and rendered by one holding such position;

         (B) shall report to the officer or the Board of Directors of the Company ("Board") as may be noted from time to time on Schedule "C";

         (C) shall perform and render all of the duties and services that may be required of and from the Executive consistent with the responsibilities and authority of his position and pursuant to the terms and conditions hereof, faithfully, industriously, to the best of his ability, experience and talents, and to the reasonable satisfaction of the Board and the person to whom the Executive is responsible pursuant to Paragraph 3(B), shall comply with the advice, directions, orders, policies, regulations and standards of the Board of Directors of the Company as promulgated from time to time;

         (D) may be required in pursuance of his employment to be engaged in work on behalf of the Company or any parent, subsidiary or affiliate of the Company from time to time (collectively, the "Group"); and



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         (E)      shall devote his entire work time, attention, knowledge,
                  skills, energies and best efforts to the performance and rendition of his duties and services hereunder, and to the furtherance of the business and interests of the Company.

4.       REMUNERATION

         (A) As remuneration for his services hereunder, the Company shall pay the Executive, and the Executive agrees to accept, a base salary as set out in Schedule "D" attached hereto, or at such other rate as may from time to time be agreed in writing, substituted and attached hereto as Schedule "D". Such base salary shall be payable in accordance with the Company's usual payment policy and practices, but not less frequently than monthly.

         (B) The Company shall pay the Executive a bonus calculated in accordance with the EVA incentive compensation plan of the Company applicable for employees of the Group at a comparable position or level to the Executive, as in effect from time to time. Nothing contained herein shall be deemed or construed to entitle the Executive to receive any minimum incentive bonus. Except as otherwise provided herein, the bonus shall accrue and be payable to the Executive only if he is employed by the Company under this Agreement as of December 31 of each year.

         (C) Base salary and bonuses shall be subject to any applicable federal, state and local withholding and deductions




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5.       EXPENSES

         During the continuance of this Agreement, the Executive shall be entitled:

         (A) to be reimbursed for all reasonable out-of-pocket expenses which he has properly incurred in performing his duties and obligations under this Agreement upon receipt by the Company of satisfactory, itemized account and receipts of all such expenditures which shall not be in excess of any limitation established for such expenditures by the Company; and

         (B) to the use of a company automobile, together with the payment of operating expenses and insurance related thereto; provided, however, in lieu of a company automobile, the Company may, at its option, provide the Executive with an automobile allowance intended to reimburse the Executive for the expenses of operating and maintaining his personal automobile to the extent such are attributable to promoting the business of the Company.

6.       FRINGE BENEFIT PLANS

         The Company agrees that the Executive shall be entitled to customary employee "fringe benefits" afforded by the Company to comparable personnel upon his qualifications for and in accordance with the terms and conditions of the plans and programs established and implemented by the Company. Subject to the terms of such plans or programs and federal and state laws applicable thereto, the Executive acknowledges that the Company may change, alter or eliminate, without the Executive's consent, any and all of such "fringe benefits" at any time.




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7.       VACATIONS AND HOLIDAYS

         The Executive shall be entitled in each calendar year to the following vacations and paid holidays:

         (A) vacation with full salary and in accordance with the personnel policies of the Company to be taken at such reasonable time or times as may be approved by the Company; and

         (B) paid holidays in accordance with the personnel policies of the Company.

8.       ILLNESS AND DISABILITY

         (A) The Company shall continue to pay the Executive at his normal rate of pay during any periods of absence resulting from sickness or injury up to an aggregate maximum of six (6) months in any twelve (12) month period; provided, however, the Company may require the Executive to provide medical certificates in accordance with the personnel policy of the Company.

         (B) The Executive shall be entitled to participate in the disability plan(s) as operated from time to time by the Company or the Group upon his qualification therefor. No warranty is given by the Company or any company in the Group that any claim made by or on behalf of the Executive under such disability plan will be accepted and no liability shall attach to the Company or any such company in the Group in the event that any claim shall be rejected, in whole or in part.

         (C) If the Executive is participating in any short-term disability program of the Company, it is expressly understood between the parties that any payments made to the Executive by the Company during any temporary disability will be reduced by the amount the Executive is entitled to receive (whether actually received or



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                  not) from the disability program of the Company in accordance with the provisions of the group policy issued to the Company.

         (D) In the event that the Executive is permanently disabled, which shall be conclusively presumed if the Executive shall be absent from sickness or injury beyond the six (6) month period specified in Paragraph 8(A) hereof, then either the Company or the Executive shall have the right to terminate this Agreement by giving one (1) month's notice in writing.

9.       TERMINATION, SUSPENSION AND SEVERANCE PAYMENTS

         (A) This Agreement may be terminated by either party giving notice to the other in accordance with Paragraph 2(A) hereof. Upon notice of termination pursuant to Paragraphs 2(A)(i) or 2(A)(ii), the Executive shall be paid his salary for the Schedule B Notice Period ("Notice Salary Amount") or the One
                  (1)-Month Notice Period, as applicable, and shall continue to receive all fringe benefits pursuant hereto for and during the Schedule B Notice Period or the One (1)-Month Notice Period, as applicable; provided, however, if Executive shall breach or otherwise violate the terms of this Agreement, including but not limited to Paragraph 10, during the period of payment pursuant to this Paragraph 9(A), or if the Company shall elect to treat the Executive's notice under Paragraph 2(A)(ii) as having immediate effect, the Company shall immediately have no further liability under the terms of this Paragraph 9(A) which shall thereupon become null and void and of no further force and effect. Any salary payments made during the One (1)-Month Notice Period, if applicable, shall be made at the same time, with the same frequency, and subject to the same withholding obligations as if no notice had



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                  been given. Any salary payments made for the Schedule B Notice
                  Period, if applicable, shall be made as follows:

                  (i) for the first three (3) months of the Schedule B Notice Period, the Company shall pay the Executive his salary on the same pay dates, in the same amounts and subject to the same withholding obligations as if no notice has been given;

                  (ii) for the remainder of the Schedule B Notice Period, the Company shall pay the Executive seventy-five per cent (75%) of the difference between (a) the Notice Salary Amount, and (b) the salary paid the Executive pursuant to Paragraph 9(A)(i), payable in equal installments on the same pay dates and subject to all withholding obligations as if no notice had been given; and

                  (iii) at the end of the payment period pursuant to Paragraph 9(A)(ii), the Company shall pay the Executive the remainder of the unpaid Notice Salary Amount, subject to all withholding obligations as if no notice had been given.

                           It is expressly understood, acknowledged and agreed that all compensation, including fringe benefits, payable to the Executive by the Company following termination of employment and during the Schedule B Notice Period or the One (1)-Month Notice Period, as applicable, shall be subject to the duty of the Executive to use his best efforts to mitigate his damages under this Paragraph 9(A) by seeking other employment and shall be offset by any compensation which the Executive shall receive



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                           from such other employment or which the Executive
                           could have received with reasonable efforts. During the Schedule B Notice Period or the One (1)-Month Notice Period, as applicable, the Company may request that the Executive provide information as to the actions and status of the Executive's efforts to mitigate damages hereunder by seeking alternative employment and the Executive shall provide such requested information. Upon employment by such alternate employer during the Schedule B Notice Period or the One (1)-Month Notice Period, as applicable, the Executive shall notify the Company of such employment and of the compensation terms related thereto.

         (B) Notwithstanding the other provisions of this Agreement, the Company shall be entitled to terminate this Agreement immediately and without notice if, at any time during the term of this Agreement, the Executive:

                  (i) commits fraudulent or dishonest acts, gross negligence, or disloyalty in connection with his employment, or is convicted of a criminal act involving dishonesty, whether such conviction is in connection with his employment or not; or

                  (ii) violates the terms of this Agreement and fails to cure such breach within thirty (30) days after the receipt of written notice by the Company to the Executive of such violation or breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a violation or breach and of the intent of the Company to terminate this Agreement upon the failure of the Executive to timely cure; or



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                  (iii)    dies.

         (C) The Company may suspend the Executive with full pay from his employment hereunder at any time in order to investigate circumstances which, in the reasonable opinion of the President and Chief Executive Officer of the Company, might give rise to termination of this Agreement in accordance with the provisions of Paragraph 9(B).

         (D) Upon termination of this Agreement for any reason, the Executive shall:

                  (i) immediately return to the Company all papers, documents, books, records, computer disks, accounts, drawings, credit cards, keys, and other property belonging to, or relating to the business of, the Company or any company in the Group which are then in the possession or control of the Executive; and

                  (ii) within thirty (30) days after the actual termination date, return to the Company any company automobile; and

                  (iii) upon the Company's request, immediately in writing resign any directorship or other office which the Executive may hold in the Company or any company in the Group without compensation for loss thereof and transfer any nominee or other shares owned by the Company or any such company in the Group to such person or company as the Company shall nominate.

         (E) If the Executive terminates employment with the Company within twelve (12) months of the commencement of employment with the Company, the Executive shall reimburse the Company on the date of his termination for any moving



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                  expenses which the Company incurred on behalf of the
                  Executive. The Company shall have the right to offset the same against any sums otherwise due to the Executive pursuant to the terms of this Paragraph 9 or otherwise.

         (F) Termination of this Agreement in accordance with the terms hereof shall not affect any rights or remedies of the parties hereto which shall have previously accrued.

         (G) Notwithstanding the termination of this Agreement for any reason, the provisions of Paragraphs 9(A), 9(D), 9(E), 10(C), 10(D), (10(E), 10(F), 10(G), and 11, as and if applicable, shall continue in full force and effect in accordance with their respective terms.

10.      RESTRAINTS ON THE EXECUTIVE ACTIVITIES

         (A) During the continuance of this Agreement, the Executive shall not be, directly or indirectly, engaged, concerned or interested in any capacity in any other trade, business or occupation, except:

                  (i) as the owner of securities which are held for investment only, which are subject to any recognized stock exchange, and which do not exceed five per cent (5%) in nominal value of the securities of that class ("Approved Ownership"); or

                  (ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld. A request for such written consent shall include the detail of any proposed concern and/or interest.

         (B) During the continuance of this Agreement, the Executive shall comply with all applicable laws, regulations and rules in force from time to time relating to



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                  trading of shares of stock of the Company and shall obtain the prior written consent of the Secretary of the Company before effecting a trade of shares of stock of the Company. Any failure to obtain the required consent shall constitute a breach for the purposes of Paragraph 9(B)(ii) hereof.

         (C) During the term of the employment of the Executive with the Company and at all times thereafter, the Executive shall keep confidential and shall not at any time use, for his own or another's advantage or disclose to any person, firm or company any trade secrets, business methods or confidential information concerning the business, financial status or affairs of the Company or any company in the Group, including but not limited to, customer or supplier lists, trade processes or materials, price lists, cost data, new products or business plans ("Confidential Information") which may have come to the Executive's knowledge during his employment hereunder or during any previous period of employment with the Company or any company in the Group; provided, however, this restriction shall not prevent:

                  (i) any disclosure or use authorized by the President and Chief Executive Officer of the Company, required by law, or made to enable the Executive to perform his duties hereunder; or

                  (ii) the use of the personal skills of the Executive in any business in which he may be lawfully engaged (subject to the terms of this Paragraph 10), after termination of this Agreement; or

                  (iii) the use of Confidential Information that is in or comes into the public domain in any way without breach of this Agreement by the Executive.



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         (D)      During the term of this Agreement and for the period of one
                  (1) year following termination of this Agreement (the "Covenant Period"), the Executive shall not, whether alone or jointly with another, and whether directly or indirectly, solicit or endeavour to entice away, knowingly offer employment to, knowingly employ, or offer or conclude any contract for services with, any person who is employed by the Company or any company in the Group at the date of termination of this Agreement and who has been employed in skilled or managerial work at any time during the period of one (1) year preceding the termination of this Agreement by the Company or any company in the Group for which the Executive shall have had managerial responsibility or with which the Executive shall have been involved or directly connected during such preceding two (2)-year period ("Relevant Company").

         (E) Recognizing that the Company's business success is dependent upon the Confidential Information and business relationships which the Company entrusts to its employees, the Executive agrees that during the term of his employment and for the Covenant Period, the Executive shall not, directly or indirectly;

                  (i) provide "competitive services" to any person, firm, corporation or entity with whom or which the Executive has dealt on behalf of the Company or the Relevant Company; or

                  (ii) cause or attempt to cause any customer or prospective customer of the Company or the Relevant Company as of the date of termination, to which the Executive had access to the Confidential Information or had a business relationship, to divert, terminate, limit or in any manner modify or fail to



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                           enter into, any actual or potential business
                           relationship or contract with the Company or the Relevant Company.

                  For purposes of this Agreement, "competitive services" shall include products, merchandise and/or services which are of the same general type, perform similar functions or are used for the same purposes as the products, merchandise and/or services which have been sold, provided or offered by the Company or the Relevant Company at any time during the last one (1) year of the Executive's employment.

         (F) Each provision of this Paragraph 10 constitutes an entirely separate and independent restriction. The Executive acknowledges and agrees that the duration, extent and application of each respective restriction of this Paragraph 10 is no greater than is reasonable and necessary for the protection of the interests of the Company, but that if any court of competent jurisdiction shall determine that the period, the scope, or the territory covered by, or any other provision of, this covenant pursuant to this Paragraph 10 is unreasonable, such provision shall not be deemed to be null and void and of no effect but shall be reformed by such court to impose a reasonable period, reasonable scope, reasonable geographical limitation or reasonable other provision, as the case may be.

         (G) In the event of a breach or threatened breach by the Executive of his obligations and covenants hereunder, the Company shall be entitled to temporary, preliminary and/or permanent injunctive relief against the Executive, in addition to any and all other rights or remedies which it may have, including damages and reasonable attorneys' fees. The Executive hereby expressly acknowledges that the harm



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                  which might result to the Company's goodwill or its
                  relationships with customers, or as a result of the disclosure or use of the Confidential Information, is irreparable.

         (H) In addition to any other rights and remedies which the Company may have pursuant to Paragraph 10(G), if the Executive breaches any of his obligations pursuant to this Paragraph 10 at any time during the period of payment under Paragraph 9(A), the Company shall immediately cease to have any liability for payments to be made or for provision of fringe benefits during or for the Schedule B Notice Period or the One (1)-Month Notice Period, as applicable, under the provisions of Paragraph 9, which obligations by the Company shall become null and void and of no further force and effect.

11.      INVENTIONS

         The Executive has a special obligation to further the interests of the Company and the Group. Accordingly, if the Executive makes or discovers any discovery, invention, improvement, or process in the course of his employment for the Company or the Group (the "Discovery"), he shall:

         (A) immediately provide full details of the Discovery to the Company;

         (B) not disclose any details of the Discovery to any third party without prior written consent of the Company;

         (C) if required by the Company during or after the termination of this Agreement, do all that is necessary to obtain patent or other protection for the Discovery in any country specified by the Company; and

         (D)      hold in trust for the Company all rights in the Discovery.



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12.      EXECUTIVE'S REPRESENTATION AND INDEMNITY

         The Executive represents to the Company that the execution and delivery of this Agreement and/or the employment of the Executive with the Company do not violate any previous employment agreement or other contractual obligation of the Executive. The Executive agrees to defend, indemnify and hold harmless the Company and any company in the Group against any and all claims, demands, losses, damages or expenses, including reasonable attorneys' fees, suffered or incurred as a result of any violation of the representations contained in this Paragraph 12.

13.      MISCELLANEOUS

         (A) This Agreement shall supersede all prior agreements made between the parties hereto relating to the employment of the Executive.

         (B)      Except as stated herein,

                  (i) this Agreement contains the entire agreement of the parties as to its subject matter; and

                  (ii) neither party has entered into this Agreement in reliance upon any oral representation, warranty or inducement leading to the signature hereof.

         (C) The various provisions of this Agreement are severable and, if any provision is held to be invalid or unenforceable by any court of competent jurisdiction, then such invalidity or unenforceability shall not affect the remaining provisions hereof.

         (D) No modifications or amendment of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties.



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14.      NOTICE

         All notices and other communications hereunder shall be in writing and shall be sufficient in all respects if given in writing and delivered or mailed by registered or certified mail postage prepaid, or if sent by telefax (in which case promptly confirmed by registered or certified mail postage prepaid) or by overnight courier, addressed to the addresses set forth above or to such other address as shall be furnished in writing by either party to the other party. All notices and other communications hereunder given in the manner provided above shall be deemed effective upon receipt.

15.      NO WAIVER

         No failure on the part of either party at any time to require the performance by the other party of any term hereof shall be taken or held to be a waiver of such term or in any way affect such party's right to enforce such term, and no waiver on the part of either party of any term hereof shall be taken or held to be a waiver of any other term hereof or the breach thereof.

16.      BENEFIT AND ASSIGNMENT

         The Executive acknowledges that the duties and services to be performed and rendered by him are unique and personal; accordingly, the Executive may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company which may be withheld in its sole and absolute discretion. The rights and obligations of the Company hereunder shall be assignable and shall inure to the benefit of, and be binding upon, the successors and assigns of the Company.




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17.      CONSTRUCTION

         Whenever a singular word is used herein, it shall also include the plural wherever required by the context, and vice versa; and whenever any gender is used herein, it shall also include the other genders wherever required by the context. The terms and conditions hereof shall be interpreted and construed in accordance with their usual and customary meanings, and the parties hereby expressly waive and disclaim, in connection with the interpretation and construction hereof, any rule of law or procedure requiring otherwise, specifically including, but not limited to, any rule of law to the affect that ambiguous or conflicting terms or conditions contained herein shall be interpreted or construed against the party whose counsel prepared this Agreement or any earlier draft hereof.

18.      ARBITRATION AND GOVERNING LAW

         Except for the enforcement of any rights to equitable relief pursuant to Paragraph 10(G), to which the parties consent to jurisdiction in the state and federal courts in Missouri, the Executive and the Company agree that any dispute arising out of, pursuant to, or relating to the Agreement, including but not limited to any dispute regarding the provisions of Paragraph 10 of the Agreement, shall be resolved by binding arbitration in St. Louis, Missouri, before one (1) arbitrator pursuant to the rules of the American Arbitration Association for commercial arbitration. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri. The sole function of the arbitrator is to interpret and enforce the Agreement under Missouri law and, except as provided under the law and/or the provisions of Paragraphs 10(F) and 13(C) herein, the arbitrator shall have no authority to alter, amend, modify or change the Agreement. The



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         costs of the arbitration (other than each party's own attorneys' fees)
         shall be shared equally by the Executive and the Company.

19.      CAPTIONS

         The captions herein are for convenience and identification purposes only, are not an integral part hereof, and are not to be considered in the interpretation of any part hereof.

20.      COUNTERPARTS

         This Agreement may be executed in separate counterparts, each of which when so executed shall be an original, but all of such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company and the Executive have each executed this Agreement on the day and in the year first written.


HUTTIG BUILDING PRODUCTS, INC.

By:______________________________________
         Name: __________________________
         Title:__________________________

_________________________________________
Executive:


                                   PLEASE NOTE

BY SIGNING THIS EMPLOYMENT AGREEMENT, THE EXECUTIVE IS HEREBY CERTIFYING THAT THE EXECUTIVE (A) HAS RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE EXECUTING IT; (B) HAS READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT;
(C) HAS HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THE AGREEMENT TO ASK ANY QUESTIONS THE EXECUTIVE MAY HAVE HAD ABOUT THE AGREEMENT AND HAS RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS; AND (D) UNDERSTANDS THE EXECUTIVE'S RIGHTS AND OBLIGATIONS UNDER THE AGREEMENT.




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                                  SCHEDULE "A"

                                  THE COMPANY


The employer in, the contracting party to, and the "Company" as defined in, the Employment Agreement of [Executive] shall be Huttig Building Products, Inc., a Delaware Corporation having its principal office and place of business at Lakeview Center, Suite 400, 14500 South Outer Forty Road, Chesterfield, Missouri 63017.




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                                  SCHEDULE "B"

                                 NOTICE PERIOD

For purposes of Paragraph 2(A)(i) of the Employment Agreement of [Executive] ("Executive"), the Company shall be required to give twelve (12) months' prior written notice to the Executive.

                                  SCHEDULE "C"

                           POSITION OF THE EXECUTIVE


Date:   ________ __, ____


The position of [Executive] ("Executive") with Huttig Building Products, Inc., ("Company") shall be [insert title], effective ________ __, ____. As [ ], the Executive shall report to [inset supervisor's title], until otherwise directed by the Board of Directors of the Company, the President and Chief Executive Officer of the Company, the officer to whom Executive reports pursuant hereto, or until a new Schedule "C" is delivered to Executive.


By:
   ______________________

                                  SCHEDULE "D"


                          COMPENSATION OF THE EXECUTIVE



Date:   ________ __, ____


The base salary of [Executive] ("Executive") payable by Huttig Building Products ("Company") for the period commencing from the date hereof and ending 31 January 2001 (or until otherwise changed by the written agreement of Executive and Company) shall be at the rate of $____________ per annum. The base salary shall be subject to review at the end of each year. The salary will not be reduced below its existing level but if changed, a revised Schedule "D" shall be executed and substituted herefor.

                                              HUTTIG BUILDING PRODUCTS, INC.


                                              By: ______________________________
                                                  Name:  _______________________
                                                  Title: _______________________